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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Imperial Credit Mortgage Holdings, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-12025) on Form S-8 of Imperial Credit Mortgage Holdings, Inc. of our report dated March 3, 1997, relating to the consolidated balance sheets of Imperial Credit Mortgage Holdings, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Imperial Credit Mortgage Holdings, Inc.


/s/ KPMG Peat Marwick LLP


Orange County, California
March 3, 1997